GRAND DISTRIBUTION SERVICES, LLC
                       803 West Michigan Street, Suite A
                           Milwaukee, Wisconsin 53233

             FORM OF AGREEMENT FOR THE SALE AND SERVICING OF SHARES
                             OF THE MARSHALL FUNDS(1)

Ladies and Gentlemen:

We have entered into a Distribution Agreement with the Marshall Funds (the "Corporation"), a Wisconsin corporation registered as a management investment company under the Investment Company Act of 1940 (the "1940 Act"), in connection with its thirteen (13) series, and s:uch other series as may be added to the Corporation in the future (collectively the "Funds") pursuant to which we have been appointed distributor of shares of the Funds.

This Agreement (the "Agreement"), being made between Grand Distribution Services, LLC (the "Distributor") and the undersigned authorized financial institution ("you") relates to the services to be provided by you and for which you are entitled to receive payments pursuant to this Agreement.

1. To the extent that you provide distribution assistance and account maintenance and personal services in accordance with this Agreement to those of your customers who may from time to time directly or beneficially own shares of the Funds, you shall be entitled to a fee periodically pursuant to this Agreement. You agree that you will only offer and sell shares of the Funds at the public offering prices that are currently in effect, in accordance with the terms of the then currentp rospectuses of the Funds.

2. The fee paid with respect to the classes of shares of the Funds will be computed daily and paid quarterly (within 45 days after the end of each quarter) at annual rates of up to the percentages specified on Schedule A of the average net asset value of the shares of the Funds purchased or acquired by you as nominee for your customers, or are owned by those customers of your firm whose records, as maintained by the Funds or their transfer agent, designate you as the customers' financial institution of record or holder of record (collectively, the "Fund Shares"). For purposes of determining the fees payable under this Agreement, the average daily net asset value of the Fund Shares will be computed in the manner specified in the Funds' Registration Statement ("Registration Statement") (as the same is in effect from time to time) in connection with the computation of the net asset value of shares for purposes of purchases and redemptions.

3. We reserve the right at any time to impose minimum fee payment requirements before any periodic payments will be made to you hereunder. In the event payment due for a period is less than $10.00, such payment will not be made but will be included with the next scheduled payment when the aggregate due exceeds $10.00.


(1) For use with financial institutions.

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4. You shall  furnish the Funds and the  Distributor  with such  information  as shall reasonably be requested either by the Directors or officers of the Corporation or by the Distributor with respect to the services provided and the fees paid to you pursuant to this Agreement, including but not limited to blue
sky  sales  reports.   The  Distributor  shall  furnish  the  Directors  of  the
Corporation, for their review on a quarterly basis, a written report of the amounts expended by us pursuant to this Agreement and the purposes for which such expenditures were made.

5. Orders shall be placed either directly with the Funds' transfer agent in accordance with such procedures as may be established by the transfer agent or the Distributor, or with the transfer agent through the facilities of the National Securities Clearing Corporation ("NSCC"), if available, in accordance with the rules of the NSCC. In addition, all orders are subject to acceptance or rejection by the Distributor or the relevant Fund in the sole discretion of either. Purchase orders shall be subject to receipt by the Corporation's transfer agent of all required documentsi n proper form and to the minimum initial and subsequenpt urchaser equirementss et forth in the Registration Statement.

6. Settlement of transactions shall be in accordance with such procedures as may be established by the transfer agent or the Distributor and, if applicable, the rules of the NSCC. If payment is not received, the Distributor and the Funds reserve the right forthwith to cancel the sale, or at the option of the Funds or the Distributor to sell the Shares at the then prevailing net asset value, in either case you agree to be responsible for any loss resulting to the Fund and/or to the Distributor from your failure to make payments as aforesaid.

7. For all purposes of this Agreement you will be deemed to be an independent contractor and neither you nor any of your employees or agents shall have any authority to act in any matter or in any respect as agent for the Funds or for the Distributor. Neither you nor any of your employeeso r agents are authorizedt
o make any representationc oncerning shareso f the Funds except those contained in the Registration Statement. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold the Distributor harmless from and against any and all liabilities, losses, claims, demands, charges, costs and expenses (including reasonable attorneys fees) arising out of or resulting from
(i) requests, directions, actions or inactions of or by you or your officers, employees or agents, or (ii) the purchase, redemption, transfer or registration of shares of the Funds (or orders relating to the same) by you or your clients, or (iii) your breach of any of the terms of this Agreement. By our written acceptance of this Agreement, we agree to and do release, indemnify and hold you harmless from and against any and all liabilities, losses, claims, demands, charges, costs and expenses (including reasonable attorneys fees) arising out of or resulting from (i) requests, directions, actions or inactions of or by us or our officers, employees or agents or (ii) the purchase, redemption, transfer or registration of shares of the Funds (or order relating to the same) by you or your clients, or (iii) our breach of any of the terms of this Agreement. Notwithstanding anything herein to the contrary, the foregoing indemnification and hold harmless agreement shall indefinitely survive termination of this Agreement.

8. We may enter into other similar agreementsw ith any other personw ithout your consent.

9. You shall comply with all applicable laws including state and federal laws and the rules and regulations of authorized regulatory agencies. You will not sell or offer for sale shares of

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any  Fund in any  state  or  jurisdiction  where  (i) you are not  appropriately qualified to act as a dealer or (ii) that we have given you notice of the shares are not being qualified for sale or exempt from qualification under the blue sky laws and regulations of such state. You agree to notify us immediately if your license, qualification or registration to act as a financial institution is revoked or suspended by any federal, self-regulatory or state agency. We do not assume any responsibility in connection with your registration under the laws of the various states or jurisdictions or under federal law or your qualification under any applicable law or regulation to offer or sell shares.

10. You hereby certify that you are in material compliance, and will continue to comply remain so, with all applicable anti-money laundering laws, regulations, and rules and government guidance and have in place comprehensive anti-money laundering compliance program that includes: internal policies, procedures and controls for complying with the USA PATRIOT Act, a designated compliance officer, an ongoing training program for appropriate employees and an independent audit function. You also certify represent that you are in compliance and will continue to comply with the economic sanctions programs administered by the U.S. Treasury Department's Office of Foreign Asset Control ("OFAC") and have an OFAC compliance program in place that satisfies all applicable laws and regulations. You acknowledge that, because the Distributor "'ill not have access to detailed information about your customers who purchase Fund Shares, you will assume responsibility for compliance with the foregoing laws and regulations in regard to such customers. You hereby agree to notify the Distributor promptly whenever, (i) pursuant to the provisions of your programs, indications of suspicious activity or OF AC matches are detected in connection with the purchase, sale or exchange of Fund Shares; or (ii) you receive any reports from any regulator(s) pertaining to your compliance with the foregoing laws or regulations in connection with your customers. You acknowledge that, because we will not have access to detailed information about your customers who purchase Fund Shares, you will assume responsibility for compliance with the foregoing laws and regulations in regard to such customers.

11. You agree to maintain all records required by law relating to transactions involving the Fund Shares, and upon the request of the Corporation or us, promptly make such of these records available to us or the Corporation's agents as are requested. In addition, you hereby agree to establish appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with us and the Corporation's administrator, to enable the Corporation to identify the location, type of, and sales to all accounts opened and maintained by your customers or by you on behalf of your customers.

12. Either party to this  Agreement may terminate  this  Agreement by giving ten
(10) days' written notice to the other. This Agreement will terminate automatically if (i) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, is brought under any federal or state law by or against you; or (ii) the Distribution Agreement between us and a Fund or this Agreement is terminated. This Agreement also will terminate automatically in the event of its assignment as that term is defined in the 1940 Act. We may in our sole discretion modify or amend this Agreement upon written notice to you of such modification or amendment, which shall be effective on the date stated in such notice.

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13. The provisions of the Distribution Agreement,  insofar as they relate to our obligations and the payment of fees hereunder, are incorporated herein by reference. This Agreement shall become effective upon acceptance and execution by us. Unless sooner terminated as provided herein, this Agreement shall continue in full force and effect as long as the Distribution Agreement and this related Agreement are approved at least annually by a vote of the Directors, including a majority of the independendt irectors (as defined in the 1940 Act), cast in persona t a meeting called for the purpose of voting thereon. All communications to us should be sent to the address shown on the first page of this Agreement. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

14. This Agreement shall be construed in accordance with the laws of the State of Wisconsin, excluding the laws on conflicts of laws.

AMERICAN UNITED LIFE INSURANCE COMPANY          GRAND DISTRIBUTION SERVICES, LLC
Name of Financial Institution                   803 W. Michigan St., Ste. A
(Please Print or Type)*                         Milwaukee, Wisconsin 53233

ONE AMERICAN SQUARE PO BOX 368
Address of Financial Institution

INDIANAPOLIS, IN 46206

By: /s/ Terry W. Burns                          By: /s/ Constance Dye Shannon
Authorized Officer                              Authorized Officer

Terry W. Burns                                  Constance Dye Shannon
Print Name                                      Print Name

Date: 11/8/2007                                 Date: 11/13/2007

Phone: 317-285-1618

     * Note Please sign and return both copies of this Agreement to Grand Distribution Services, LLC, Attention: Mark Muffler. Upon acceptance, one countersigned copy will be returned to you for your files.


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                         SCHEDULE A TO DEALER AGREEMENT
                                As of 6/0 1/2007

The following lists the Funds and Shares subject to the Dealer Agreement and the compensation payable to Dealer pursuant to the Dealer Agreement. Distributor shall not payout shareholder services fees to Dealer until the accrued, unpaid amount of shareholder services fees exceeds ten dollars ($10). Each Fund's prospectus shall control in case of any conflict with this Schedule.

                                 Class Y Shares

Fund Name               Maxiumum Sales Charge           Sharholder Servicing
                           (Load) Imposed                        Fee
                                                              APPLICABLE
                                                               YesX No

Large Cap-Value Fund            None                            0.25%
Large-Cap Growth Fund           None                            0.25%
Mid-Cap Value Fund              None                            0.25%
Mid-Cap Growth Fund             None                            0.25%
Small-Cap Growth Fund           None                            0.25%
International Stock Fund        None                            0.25%
Government Income Fund          None                            0.25%
Short-Intermediate Bond Fund    None                            0.25%
Intermediate Tax-Free Fund      None                            0.25%(2)
Aggregate Bond Fund             None                            0.25%
Short-Term Income Fund          None                            0.25%
Prime Money Market Fund         None                            0.25%



(2) The Shareholder Servicing Fee for Intermediate Tax-Free Fund has been voluntarily reduced. The shareholder servicing agent may terminate this voluntary reduction at any time. The Shareholder Servicing Fee (after the voluntary reduction), was 0.02% for the Intermediate Tax-Free Fund for the fiscal year ended August 31, 2006.

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